Exhibit 99.1

3555 Veterans Memorial Hwy, Suite C
Ronkonkoma, NY 11779
(631) 981-9700 - www.lakeland.com

Lakeland Industries Announces Conditional Closing of Agreement to Exit From Brazil

Company Focuses on Sales Growth and Improving Operating Performance

RONKONKOMA, NY – August 6, 2015 -- Lakeland Industries, Inc. (NASDAQ: LAKE), a leading global manufacturer of industrial protective clothing for industry, municipalities, healthcare and to first responders on the federal, state and local levels, today announced that on July 31, 2015 it completed a conditional closing of the sale of its wholly-owned Brazilian subsidiary (“Lakeland Brazil”) to a company owned by a current manager of the subsidiary. This sale is pursuant to a shares transfer agreement previously signed on June 19, 2015 which set out the details to finalize the Company’s exit from Brazil. The sale, which shall be deemed to have been consummated as of July 31, 2015, is subject to acceptance of the shares transfer on the Commercial Registry by the Brazilian authorities, which is expected to be completed within approximately the next thirty days. Although no assurances can be given in that regard, the Company expects Commercial Registry processing of the shares transfer will not adversely affect the closing.

In exchange for receiving the shares entitling full ownership of Lakeland Brazil, the new owner has assumed all liabilities and obligations of Lakeland Brazil, whether arising prior to, on or after the closing date of the shares transfer. In contemplation of the shares transfer, the Company provided approximately US$1,130,000 through August 1, 2015 to Lakeland Brazil and has agreed to provide additional amount of approximately US$95,000 on September 1, 2015 to support certain operational costs of Lakeland Brazil. In addition, the Company has agreed to provide partial funding in respect of certain labor court case reimbursements over the next two years. There are further bonus payments of US$150,000 conditional upon Lakeland Brazil’s new owner not declaring bankruptcy or reorganizing after 12 months from the date of share transfer and an additional US$100,000 under similar circumstances after 24 months. The Company believes the transfer of Lakeland Brazil and its commitment to contingency coverage relating to labor court claims over the next two years will be more than offset by the anticipated U.S. tax benefit of approximately US$9.5 million to be gained through a worthless stock deduction for the Brazil business that the Company will claim on its U.S. tax return for the fiscal year ended January 31, 2015.

The conditional closing of the transaction announced today includes the transfer by Lakeland Brazil of its Brazilian land ownership to the Company. The Company’s exposure to certain liabilities arising in connection with the prior operations of Lakeland Brazil and the Company’s claiming of the tax deduction is more fully disclosed in the Company’s filings with the Securities and Exchange Commission. The Company estimates that the transactions involved with the completion of its exit from Brazil will result in a loss of approximately $1.2 million to be reflected on its income statement and an increase of approximately $46,000 to stockholders equity as a result of recording this transaction.

Christopher J. Ryan, President and Chief Executive Officer of Lakeland Industries, commented, “We are pleased to have completed this process which has been an extraordinary drain on our management team. The Company may now focus all of its energy on driving organic growth in the 12 regions around the world in which we operate. In turn, we’ll be in a better position to improve our manufacturing leverage, operating efficiencies, profitability and cash flow. With our improved outlook and without the burden of Brazil, we’ll have a broader runway to bolster our sales and marketing efforts and concentrate on new product innovations. We are very excited and revitalized by the completion of this exit process as well as concluding a three year turnaround that has put Lakeland Industries in a stronger position as we enter our next chapter of growth.

“Lakeland continues to gain brand awareness around the world which we believe will enhance our growth prospects. We’ve proven Lakeland’s manufacturing and delivery platform is unique, which helped us win large contracts from epidemics, including Ebola, Avian Flu, and MERS, because we have the capability to produce and ship product quickly, meeting the demanding requirements of customers.   We believe this demonstrated an important competitive advantage in execution and reputation which is increasingly making us a go-to choice not only for the major infectious disease emergencies that occur every year or two, but also for the many oil and chemical spills that occur on a regular basis.

“Our existing product lines are suitable for most every need within the industrial protective apparel industry. We have proven that we are among the leaders in product quality while possessing the ability to ramp up production based on market demand. Additionally, now that that we have the time to focus on them, a number of new initiatives being implemented -- including end-user market diversification and upgraded information systems and inventory management procedures -- are expected to deliver further benefits to our profitability and ability to serve our customers better. These are the results we are looking to achieve that will ultimately lead to building more shareholder value.”

About Lakeland Industries, Inc.:

Lakeland Industries, Inc. (NASDAQ: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market. The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 1,000 safety and mill supply distributors. These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories. In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and many other federal and state agencies. For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:

Lakeland Industries	Darrow Associates
631-981-9700	631-367-1866
Christopher Ryan, CJRyan@lakeland.com	Jordan Darrow, jdarrow@darrowir.com

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and Forms 8-K, registration statements, quarterly and annual reports and other reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” or other words which reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.